Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ACQUIRES POOL OF APPROXIMATELY 500 NON-PERFORMING LOANS

-    Announces Completion of $350 Million Warehouse Credit Facility -

OAKLAND, Calif. (March 13, 2014) — Starwood Waypoint Residential Trust (NYSE: SWAY), a leading single-family rental real estate investment trust (REIT), today announced that it completed the $101.3 million purchase of a non-performing loan (NPL) pool from a money-center bank.  The non-performing loan portfolio is comprised of 494 non-performing first lien mortgages representing approximately $150.9 million of UPB and $158.2 million of estimated BPO value.  The purchase price equates to 67.2% of UPB and 64.0% of BPO value.  The transaction was funded with proceeds from a $350 million warehouse credit facility with Deutsche Bank A.G.

“We found the geography of this pool extremely attractive with roughly half of the loans located in two of our key target markets of California and Florida,” commented Brendan Brogan, Senior Vice President at Starwood Capital Group. “This is an exciting opportunity, and is representative of the type of high-quality portfolio we are seeking to acquire.”

Gary Beasley, co-chief executive officer of Starwood Waypoint Residential Trust, stated, “The closing of this  credit facility, in addition to the $500 million line closed earlier this month, further improves our financial flexibility and ability to attractively finance our growth. This NPL pool acquisition evidences our continued commitment to making attractive investments in the single family residential sector which we believe will generate attractive risk-adjusted returns for shareholders. We will continue to leverage our industry-leading operating platform, proprietary technology and local market intelligence to acquire single-family homes and residential non-performing mortgage loans in order to create value.”

This represents the sixth NPL pool purchased by SWAY and its predecessor entities, which in aggregate represents a total purchase price of $356.6 million. This purchase price represents approximately 52.7% of the total unpaid principal balance (UPB) of $676.6 million and 63.9% of the estimated total BPO value at the time of each purchase totaling $557.8 million.

Additional details on the acquisition may be found in the Form 8-K to be filed today with the Securities and Exchange Commission.

About Starwood Waypoint Residential Trust:

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. Starwood Waypoint Residential Trust invests in non-performing loans to supplement its growth.

Contact: Investor Relations

Phone: 510-987-8308

Email: IR@waypointhomes.com

or

Media Relations

Phone: 203-682-8200

Email: PR@waypointhomes.com